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                                                                    Exhibit 12.3

                     HEALTHRUST, INC. THE HOSPITAL COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

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
                                      FOR THE
                                     SIX MONTHS
                                        ENDED
                                     FEBRUARY 28,              FOR THE YEARS ENDED AUGUST 31,
                                   ---------------       --------------------------------------------
                                   1995       1994       1994      1993      1992      1991      1990
                                   ----      -----       ----      ----      ----      ----      ----
Net income (loss)............      $111       $ 86       $173       $135     $ 93      $  7      $(53)
Income tax charge (credit)...        80         59        116         91       72        15       (22)
                                   ----       ----       ----       ----     ----      ----      ----
Pretax income (loss).........      $191       $145       $289       $226     $165      $ 22      $(75)
                                   ----       ----       ----       ----     ----      ----      ----

Fixed Charges:
Interest (expensed or
 capitalized).................     $ 82       $ 46       $116       $106     $118      $151      $155
Amortization of debt expenses,
 discount or premium..........        2          1          3          2        7         4         8
Estimated interest factor on
 operating lease payments.....       13          8         19         14       12        10         8
                                   ----       ----       ----       ----     ----      ----      ----
   Total fixed charges........     $ 97       $ 55       $138       $122     $137      $165      $171
                                   ----       ----       ----       ----     ----      ----      ----

Earnings:
Pre-tax income (loss).........     $191       $145       $289       $226     $165      $ 22      $(75)
Fixed charges.................       97         55        138        122      137       165       171
Interest capitalized..........       (3)        (5)        (5)        (8)      (5)       (2)       (2)
Amortization of interest
 capitalized..................        1          1          2          2        2         1         1
                                   ----       ----       ----       ----     ----      ----      ----
   Total earnings.............     $286       $196       $424       $342     $299      $186      $ 95
                                   ----       ----       ----       ----     ----      ----      ----
Ratio of earnings to fixed
 charges......................     2.96x      3.56x      3.08x      2.79x    2.18x     1.13x       (A)
                                   ====       ====       ====       ====     ====      ====      ====
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(A) Healthtrust's earnings were inadequate to cover fixed charges for the year ended August 31, 1990 by $76 million.
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